CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement and the Registration Statements of Scios Inc. on Form S-8 (File No. 2-90477, File No. 2-97606, File No. 33-39878 and File No. 33-51590) and Form S-3 (File No.
33-18958) of our report dated January 28, 1997, on our audits of the consolidated financial statements of Scios Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K.

                           /s/   COOPERS & LYBRAND L.L.P.



San Jose, California
September 8, 1997